                                                                    EXHIBIT 7.12

                             STOCK PLEDGE AGREEMENT

       THIS STOCK PLEDGE AGREEMENT is entered into and effective as of February 24, 1999, by and between: (i) WILSON FINANCIAL CORPORATION, a Florida corporation having its principal office in Jacksonville, Florida ("Wilson"),
(ii) J. STEVEN WILSON, an individual of Jacksonville, Florida ("Steven") (Wilson and Steven are sometimes collectively referred to herein as "Borrower," and the term "Borrower" also means each of Wilson and/or Steven), and (iii) IMAGINE INVESTMENTS, INC., a Delaware corporation having its principal office in Dallas, Texas ("Lender").

                                    RECITALS:

       A. Pursuant to the terms of that certain Loan Agreement of even date herewith among Wilson, Lender and Steven, and that certain Term Promissory Note of even date herewith, executed by Wilson in favor of Lender in the face principal amount of Six Million Dollars ($6,000,000.00) (the "Note"), and that has been guaranteed by Steven, as the same may hereafter be amended or otherwise modified from time to time in writing by the parties thereto, Lender has agreed to extend a term loan to Wilson in the amount of Six Million Dollars ($6,000,000) (the "Term Loan").

       B. In order to induce Lender to make the Term Loan, without which inducement Lender would be unwilling to do so, Borrower has agreed to pledge all of the shares of the issued and outstanding common capital stock of Riverside Group, Inc. (the "Corporation") owned by Borrower to Lender, to secure the payment of the Term Loan and all other obligations of Borrower to Lender, including without limitation, the In-Kind Note referred to in Section 12 of the Loan Agreement.

                                   AGREEMENT:

       NOW, THEREFORE, the parties hereby agree as follows:

       1. PLEDGE AND DEPOSIT OF SHARES. Borrower hereby pledges, assigns and grants a security interest to Lender in 2,617,243 shares of the stock of Riverside Group, Inc., a Florida corporation (the "Stock"), as represented by the Certificates now listed on Exhibit A attached hereto and made a part hereof, now standing in Borrower's name and constituting approximately forty-eight percent (48%) of the issued and outstanding capital stock of the Corporation, all as collateral security for the full and punctual payment and due performance by Borrower of (i) the Note, and (ii) all other liabilities, obligations and indebtedness of whatever kind of Borrower to Lender, whether created directly or acquired by Lender by assignment or otherwise, whether now existing or hereafter created, arising or acquired, absolute or contingent, joint or several, due or to become due, and including, but not limited to, future advances by Lender to Borrower. All of the foregoing are referred to collectively herein as the "Secured Obligations."

       2. CERTIFICATES AND PRIOR PLEDGE. The Certificates listed on Exhibit B attached hereto and made a part hereof, representing 392,282 shares of the Stock in the aggregate (the "First Priority Stock"), have been delivered herewith by Borrower to Lender, together with duly executed blank stock powers attached thereto. The Certificates listed on Exhibit C attached hereto and made a part hereof, representing 2,224,961 shares of the Stock (the "Second Priority Stock"), is currently in the possession of Bank Boston, N.A. (the "Prior

Lender"), and such 2,224,961 shares of the Stock have been previously pledged by Borrower to Prior Lender, to secure payment of Borrower's obligations to Prior Lender (the "Prior Lender's Loan"). Borrower agrees and acknowledges that Lender has a first lien on and security interest in the First Priority Stock and, at present, a second lien on and security interest in the Second Priority Stock, which will automatically become a first lien on and security interest when the Prior Lender releases such Stock. Notwithstanding any provision herein, the Lender's rights with respect to the Second Priority Stock shall be subject to the Prior Lender's rights in the Second Priority Stock.

       Borrower agrees to cause Prior Lender to release portions of the 2,224,961 shares of the Second Priority Stock referred to above from the lien and security interest in favor of Prior Lender, as and when Borrower makes principal payments on the Prior Lender Loan, on a pro rata basis, such that the ratio of the number of shares of Second Priority Stock pledged to the Prior Lender to the outstanding principal loan balance of the Prior Lender Loan shall remain constant. As of the date hereof, the outstanding principal balance of the Prior Lender Loan is Three Million Dollars ($3,000,000.00), so the ratio is
1.3483 (3,000,000 / 2,224,961 = 1.3483). In other words, Borrower shall cause
Prior Lender to release one (1) share of the Second Priority Stock pledged to Prior Lender for each $1.35 of reduction of principal in the Prior Lender Loan. For example, upon a principal reduction in the amount of $500,000, Borrower shall cause Prior Lender to release 370,370 shares of Second Priority Stock (500,000 / 1.35 = 370,370) and shall cause the Prior Lender to deliver original Certificates representing such released shares directly to Lender, and Borrower acknowledges and agrees that immediately upon release of such shares by Prior Lender, Lender shall have a first lien on and security interest in such shares, and such shares shall automatically then be deemed to be First Priority Stock.

       3. FURTHER PLEDGE AND DELIVERIES. The certificates or other instruments evidencing all new shares of capital stock and all other securities, rights, warrants, options and the like hereafter created in respect of the Stock, whether by stock split, stock dividend, merger, consolidation or otherwise, shall be delivered by Borrower to, and shall be held by, Lender under the terms and conditions of this Stock Pledge Agreement and subject to the pledge and security interest herein granted (subject, however, to the rights of the Prior Lender with respect to the Second Priority Stock), and the term, "Stock," as used herein, shall be deemed to include all such new shares, securities, rights, warrants, options and the like. At its sole option, Lender may transfer the shares of Stock into its own name.

       4. COVENANTS. During the period the Stock is being held as security hereunder, Borrower shall not, without the prior written consent of Lender, allow the Corporation to (i) issue any additional capital stock or other equity securities of any kind or options, subscription rights, warrants or other instruments with respect thereto or any other instruments convertible into shares of its capital stock, or sell or issue any treasury stock, (ii) merge into or with or consolidate with any other corporation or business or otherwise participate in any reorganization or sell or lease to others all or substantially all of its assets, (iii) amend its Articles of Incorporation or By-Laws in any manner that would have a material adverse effect on Lender's rights with respect to the Stock, or liquidate or dissolve or take any steps to effect same, or (iv) effect a recapitalization or alter its capital structure.

       5. VOTING RIGHTS; DIVIDENDS, ETC. So long as no Event of Default shall have occurred, Borrower shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Stock or any part thereof for any purpose not inconsistent with the terms of this Stock Pledge Agreement. All dividends and distributions, regardless whether in cash, stock, rights, options or other property, and all stock splits, stock dividends and the like and the proceeds of all redemptions and liquidations that are made, paid or declared with respect to the Stock shall be paid directly to Lender, and shall, at Lender's sole election, either be applied as a payment on the Secured Obligations or held by Lender as additional security for the Secured Obligations (and Borrower shall execute all instruments in connection therewith as are requested by Lender).

       6. STATUS OF THE STOCK. Borrower hereby represents and warrants to Lender that (a) the Stock is validly issued and outstanding, fully paid and non-assessable, and constitutes approximately forty-eight percent (48%) of the issued and outstanding capital stock of the Corporation; (b) Borrower is the registered and absolute beneficial owner of approximately forty-eight percent (48%) of the issued and outstanding capital stock of the Corporation; (c) except for the prior pledge of 2,224,961 shares of the Stock to Prior Lender as described in Section 2, all the Stock is free and clear of liens, charges and encumbrances in favor of persons other than Lender; (d) subject to the rights of the Prior Lender, Borrower has the full power and authority to pledge the Stock to Lender pursuant to this Stock Pledge Agreement; and (e) the Corporation is a corporation validly existing under the law of the State of Florida. No part of the Stock shall be sold, transferred or further assigned by Borrower without the prior written consent of Lender, which consent may be arbitrarily withheld so long as this Stock Pledge Agreement is in effect.

       7. MAINTENANCE OF PRIORITY OF PLEDGE. Borrower shall be liable for and shall from time to time pay and discharge all taxes, assessments and governmental charges imposed upon the Stock by any federal, state or local authority, the liens of which would or might be held prior to the right of Lender in and to the Stock or which are imposed on the holders and/or registered owners of the Stock. Borrower shall not, at any time while this Stock Pledge Agreement is in effect, do or suffer any act or thing whereby the rights of Lender in the Stock would or might be materially impaired or diminished. Borrower shall execute and deliver such further documents and take such further actions as may be required to confirm the rights of Lender in and to the Stock or otherwise to effectuate the intention of this Stock Pledge Agreement. Borrower shall perform all terms of its indebtedness and obligations to Prior Lender, and shall pay all of such indebtedness and related obligations according to their terms.

       8. EVENTS OF DEFAULT. Each of the following shall be deemed an "Event of Default" hereunder:

          8.1 Cross Default. The occurrence of any Event of Default under the Note or any "Security Document," as such term is defined in the Note, or under any other related instrument or agreement; or

          8.2 Default Hereunder. The occurrence of any default of any kind whatsoever under the terms, covenants and conditions of this Stock Pledge Agreement; or

          8.3 Breach of Covenants. If any covenant, representation or warranty made in this Stock Pledge Agreement or in any other Security Document or related instruments or agreements executed by Borrower in connection with the Term Loan shall prove to be untrue and misleading in any respect; or

          8.4 Default Under Other Financing. If Borrower is in default or breach of its obligations to Prior Lender beyond any applicable period of grace for cure of such default or breach.

       9. REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default referred to in Section 8 above, Lender shall have all rights and remedies in and against the Stock and otherwise of a secured party under the Uniform Commercial Code as enacted in the Commonwealth of Kentucky and the State of Florida (the "UCC") and all other applicable laws, and shall also have all of the rights provided herein, in the Note and in all other Security Documents, all of which rights and remedies shall be cumulative to the fullest extent permitted by law. In connection with the foregoing, Lender shall have the right:

          9.1 Voting Rights. To exercise all voting rights and privileges whatsoever with respect to the Stock, and to that end Borrower hereby constitutes Lender as its proxy and attorney-in-fact for all purposes of voting the Stock, and this appointment shall be deemed coupled with an interest and is and shall be irrevocable until the Secured Obligations have been fully paid and this Stock Pledge Agreement terminated, and all persons whatsoever shall be conclusively entitled to rely upon Lender's verbal or written certification that it is entitled to vote the Stock hereunder. Borrower shall execute and deliver to Lender any and all additional proxies and powers of attorney that Lender may desire in order to vote more effectively the Stock in its own name. Upon any Event of Default hereunder, Lender may vote the Stock to remove the directors and officers of the Corporation and to elect new such officers and directors who shall thereafter manage the affairs of the Corporation, operate any of its properties, carry on any business, and otherwise take any action with respect thereto as they shall deem necessary and appropriate, and may also liquidate the Corporation and its business, and may authorize the borrowing of money in the name of the Corporation and the pledge of its assets to secure such borrowing.

          9.2 Right of Sale. To declare the Note and the other Secured Obligations immediately due and payable in full, and to sell the Stock in one or more lots, and from time to time, upon ten (10) business days prior to written notice to Borrower of the time and place of sale (which notice Borrower hereby conclusively agrees is commercially reasonable), for cash or upon credit or for future delivery, Borrower hereby waiving all rights, if any, of marshaling the Stock and any other security for the payment of the Note and other Secured Obligations, and at the option and in the sole discretion of Lender, to either:

              (i) Sell the Stock at a public sale or sales, including a sale at or on any broker's board or stock exchange; or

              (ii)  Sell the Stock at a private sale or sales.

          Lender may bid for and acquire the Stock or any portion thereof at any public sale, free from any redemption rights of Borrower, and in lieu of paying cash therefor, may make settlement for the selling price of the Stock or any part thereof by crediting the net selling price of the Stock against the Note and other Secured Obligations, after deducting all of Lender's costs and expenses of every kind and nature therefrom, including Lender's attorneys' fees incurred in connection with realizing upon the Stock and enforcing the Security Documents and the Note, provided the same is not prohibited by the laws of the Commonwealth of Kentucky.

          From time to time Lender may, but shall not be obligated to, postpone the time of any proposed sale of any of the Stock which has been the subject of a notice as provided above, and also, upon ten (10) days' prior written notice to Borrower (which notice Borrower conclusively agrees is commercially reasonable), may change the time and/or place of such sale.

              In the case of any sale by Lender of the Stock or any portion thereof on credit or for future delivery, which may be elected at the option and in the sole discretion of Lender, the Stock so sold may, at the sole option of Lender, either be delivered to the purchaser or retained by Lender until the selling price is paid by the purchaser, but in either event Lender shall incur no liability, to Borrower or otherwise, in case of failure of the purchaser to take up and pay for the Stock so sold. In case of any such failure, such Stock may be sold again by Lender in the manner provided in this Section 9.

              Borrower covenants and agrees that, during any period of sale or liquidation of the Stock by Lender, Borrower shall not sell any other stock of the Corporation if such sale would restrict or limit Lender's sale of the Stock under Rule 144 or other Rule of the Securities and Exchange Commission or if such sale by Borrower would cause or contribute to a decline in the share price of the Stock. Borrower further agrees in the event of any such sale or liquidation by Lender, to execute any and all forms, including, but not limited to, Forms 144 and customary broker's and seller's representation letters, to enable Lender to effect the sale of the Stock. Borrower shall further take and shall cause the Corporation to take all necessary actions to remove any restrictive legend affecting the Stock, and to assist in the effectuation of the sale of the Stock including, at Borrower's expense, the supplying of opinions of counsel customarily required to effect such sales.

              9.3 Costs and Expenses. After deducting all of Lender's costs and expenses of every kind, including, but not limited to, legal fees and registration (Securities and Exchange Commission and other) fees and expenses, if any, incurred in connection with the sale of the Stock, Lender shall apply the residue of the proceeds of any sale or sales of the Stock against the Note and the other Secured Obligations, in the order of priority elected by Lender. Lender shall not incur any liability to Borrower or otherwise as a result of the sale of the Stock at any private sale or sales, and Borrower hereby waives any claim arising by reason of (i) the fact that the price or prices for which the Stock or any portion thereof is sold at such private sale or sales is less than the price which would have been obtained at a public sale or sales or is less than the amount due under the Note and other obligations secured hereby, even if Lender accepts the first offer received and does not offer the Stock or any portion thereof to more than one offeree, (ii) any delay by Lender in selling the Stock following an Event of Default hereunder, even if the price of the Stock thereafter declines, or (iii) the immediate sale of the Stock upon the occurrence of an Event of Default hereunder, even if the price of the Stock should thereafter increase. Borrower shall remain liable for any deficiency remaining due under the Note, this Stock Pledge Agreement, any of the other Security Documents or any related documents or instruments.

       10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon being delivered personally (or by confirmed telefax or other electronic delivery method; or (ii) four (4) days after being mailed by certified mail, return receipt requested, postage prepaid, or (iii) one (1) day after being sent by Federal Express or other reputable overnight delivery service providing delivery confirmation, for next day delivery, in each case to the parties at the following address (or at such other address for a party as shall be specified by like notice):

              If to Borrower:   Wilson Financial Corporation
                                7800 Belfort Parkway, Suite 100
                                Jacksonville, Florida 32256
                                Attention: J. Steven Wilson

                                   Mr. J. Steven Wilson
                                   7800 Belfort Parkway, Suite 100
                                   Jacksonville, Florida 32256

             With a copy to:       Holland & Knight
                                   One Independent Drive, Suite 2000
                                   Post Office Box 1559
                                   Jacksonville, Florida 32201-1559
                                   (32202 for street address)
                                   Attention: Malcolm Graham, Esq.

             If to Lender, to:     Imagine Investments, Inc.
                                   8150 No. Central Expressway
                                   Suite 1901
                                   Dallas, Texas 75206
                                   Attention: Gary Goltz. General Counsel

             With a copy to:       Michael M. Fleishman, Esq.
                                   Greenebaurn Doll &. McDonald PLLC
                                   3300 National City Tower
                                   Louisville, Kentucky 40202

       11.   MISCELLANEOUS.

             11.1 Future Advances. This Stock Pledge Agreement also secures all additional loans and/or future advances that may be made hereafter at any time by Lender to Borrower.

             11.2 Governing Law. The laws of the Commonwealth of Kentucky shall govern the construction of this Stock Pledge Agreement and the rights, remedies and duties of the parties hereunder.

             11.3 Successors and Assigns. This Stock Pledge Agreement shall bind Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

             11.4 Time of Essence. Time shall be of the essence in the performance of Borrower's obligations hereunder.

             11.5 Captions. The several captions, headings, sections and subsections of this Stock Pledge Agreement are inserted for convenience only and shall be ignored in interpreting the provisions of this Stock Pledge Agreement.

             11.6 Modifications. This Stock Pledge Agreement may be modified or amended only by written agreement executed by all of the parties hereto.

       12. TERMINATION. This Pledge Agreement shall terminate when the Note and all the other Secured Obligations have been paid in full, at which time Lender shall reassign and redeliver, without recourse upon or warranty by Lender and at the expense of Borrower (or cause to be so reassigned and redelivered to Borrower or to such person or persons as Borrower shall designate), against receipt, such of the Stock (if any) as shall not have been sold or otherwise applied by Lender pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release.

       IN WITNESS WHEREOF, the parties have entered into this Stock Pledge Agreement as of the date first written above.

                                          WILSON FINANCIAL CORPORATION

           illegible                           /s/ J. Steven Wilson
_________________________________         By: _______________________________
Witness
                                                      President
                                          Title: ____________________________
                                                      ("Wilson")


 /s/ Catherine J. Gray                         /s/ J. Steven Wilson
_________________________________         ____________________________________
Witness                                   J. STEVEN WILSON
                                                      ("Steven")

                                              (collectively, "Borrower")



                                          IMAGINE INVESTMENTS, INC.

           illegible                            /s/ Charles L. Greiner
_________________________________         By: ________________________________
Witness
                                                   Vice President
                                          Title: _____________________________
                                                      ("Lender")